Exhibit 99.1

IIOT-OXYS, Inc. Provides Business and SEC Filings Update

CAMBRIDGE, MA / ACCESSWIRE / December 10, 2020 / IIOT-OXYS, Inc. (OTC PINK: ITOX) announced an update on its business and SEC Filings. Cliff Emmons, CEO of IIOT-OXYS, Inc. stated, “IIOT-OXYS, Inc. is committed to keeping its shareholders well informed on the company’s business operations and its SEC filings. We understand our shareholders have interest in our recent business activity and corporate actions, so we’ve included in this press release a list of answers to Frequently Asked Questions (FAQs) from our shareholders.”

FAQs:

Please provide an update on the Company’s recent and future SEC filings?

Answer:

•	Our management team is pleased to report that our most recent 10-Q filing was submitted on time. This is an improvement over our previous filings in 2020 that were submitted late due to business challenges, including tight cash flow. Based on our new financing arrangements with GHS Investments, LLC, we anticipate our future filings will continue to be filed on time, in line with our excellent past track record (aside from this unprecedented year).

Please provide an update to the Company’s business activity since your last filing.

Answer:

•	Despite tight cash flow, challenges raising capital, and longer than anticipated customer acquisition times, the team has reached several significant milestones this year. This included successfully completing a pilot program with its Fortune 500 Pharma company in Q1, and completing a full year of monitoring in Q2 on its bridge structural health pilot for a New England state’s DOT. The collaboration agreement with Aingura IIoT, S.L. in March 2020, has allowed the Company and its partner to complete these two pilots and prepare use cases to renew engagements with all of the Company’s earlier prospects and reach out to new ones.
•	The Company expects to close new business with both its previous customers and new prospects in the last quarter of 2020, and throughout 2021.

Please provide an update on previous disclosures of management salary forgiveness, Infinite Automation Systems, Inc. LOI, and HereLab subsidiary business activity?

Answer:

•	As disclosed in previous filings, Management salary forgiveness was first stated in a press release (filed under a Form 8-K cover) on 5/29/20. The company entered into Debt Forgiveness Agreements with management on 6/11/20, in the amount of $370,725, effective 12/31/19. This was reported in the 10-K filing on 6/23/20.
•	No definitive agreement was reached with Infinite Automation Systems, Inc. prior to the expiration of the LOI; however, both parties are open to future potential collaborations.
•	The HereLab subsidiary business activity has been temporarily suspended to focus on growth in the Oxys subsidiary, and we expect HereLab business activity to return once momentum and operating funds allow.

Please provide further details on Q3 revenue reported in the respective 10-Q.

Answer:

•	We had no revenues in the third quarter of 2020. This year’s challenges of tight cash flow, access and timing of capital, long customer acquisition times, and the negative impact of the coronavirus on customers’ budgets and delays in projects, and access to prospects all contributed to the resulting no revenues in Q3. Offsetting the Q3 revenue issue, was pass through funding from a grant from Aingura IIoT, S.G. in the amount of $70,400, as a result of our recent collaborative work. With this infusion of cash, combined with financing from GHS Investments, LLC, we believe this will enable future growth potential to achieve our revenue goals.

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Please comment on recent increase in authorized shares.

Answer:

•	The increase in authorized shares stems from contractual agreements to secure financing from GHS Investments, LLC and with existing convertible debt holders. This financing is essential to enable ongoing operations to enable future growth and maximize shareholder value. Here is a link to the PRE 14C Information Statement (https://www.sec.gov/Archives/edgar/data/1290658/000168316820004228/0001683168-20-004228-index.htm) which was filed on 12/9/20. This document explains, in detail, the shareholder action.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

About Us

IIOT-OXYS, Inc. is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com

CONTACT:

Clifford L. Emmons
CEO
IIOT-OXYS, Inc.
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.

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